                                                                    Exhibit 99.1
                             [TEAM Mucho Letterhead]


                                January 17, 2002


Mr. Sidney R. Ferenc
Chief Executive Officer
Strategic Staff Management, Inc.
5 Thomas Mellon Circle
San Francisco, CA  94134

Re:      Asset Purchase

Dear Mr. Ferenc:

The purpose of this letter is to serve as a proposal by which TEAM Mucho, Inc. ("TEAM") will negotiate in good faith with Strategic Staff Management, Inc. ("Strategic"), regarding an acquisition by TEAM of certain assets of Strategic. The principal terms of this proposed asset purchase would be as follows:

     1. ASSETS TO BE PURCHASED. TEAM will acquire certain agreed upon PEO assets of Strategic ("Purchased Assets"), subject to the conditions set forth herein.

     2. PURCHASE PRICE. The total consideration to be paid by TEAM to Strategic (the "Purchase Price") will consist of (a) cash in the amount of $300,000 paid via wire transfer to an account specified by Strategic at closing, and (b) installation of a replacement health insurance plan for those Strategic clients acquired by TEAM, and (c) assumption of liability for all customer deposits as set forth on Exhibit A attached hereto.

     3. STRUCTURE. The exact form and structure of the transaction will be subject to the execution of a definitive agreement and approval by the Boards of TEAM and Strategic.

     4. FEES AND EXPENSES. Each party will be solely responsible for fees or commissions due any broker or finder retained by either of them. Except as otherwise provided, each party will be responsible for its own expenses.

     5. PUBLIC ANNOUNCEMENTS. All press releases and public announcements relating to the transaction will be agreed and prepared jointly by TEAM and Strategic.

     6. STANDSTILL. In consideration of the substantial expenditure of time, effort and expense being undertaken by the parties in connection with this transaction, the parties agree that for a period beginning with the date of this Letter of Intent and through March 1, 2002, Strategic and its representatives will not enter into any agreement, discussion or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from any other firm or person with respect to the Purchased Assets, a sale of stock, a merger, consolidation or similar transaction.

     7. DILIGENCE. Following the execution of this Letter of Intent by both parties, TEAM will commence its due diligence process and Strategic will cooperate fully with TEAM in the due diligence process in order to consummate the transaction contemplated hereby as expeditiously as possible. TEAM has provided Strategic with a due diligence checklist and Strategic will use its best efforts to deliver the items requested within 3 business days of execution of this Letter of Intent. If TEAM has not completed its due diligence by February 1, 2002, Strategic may terminate this Letter of Intent and neither party will have any obligation to the other.

     8. DEFINITIVE AGREEMENT. Following the parties agreement on this Letter of Intent, the parties will make a good faith effort to negotiate and enter into a definitive Asset Purchase Agreement (the "Definitive Agreement"), which agreement would contain the terms and conditions of this Letter of Intent and such other representations, warranties, indemnities, and other terms and conditions as are ordinary and customary for transactions in the nature of a transaction of this type.

     9. CONFIDENTIALITY. Each of the parties hereto agrees that all information obtained by them in the course of negotiating the transactions described in this Letter of Intent and conducting the due diligence investigation regarding the transaction will be held in strictest confidence by each of the parties hereto and will be divulged only to those employees and agents of the parties hereto, including legal counsel, accountants, and financial advisors, who have a need to know such information in strictest confidence.

     Despite the foregoing, such obligations of confidentiality shall not apply as to information which (i) the disclosing party can show to have been in its possession prior to its receipt from the other party hereto, (ii) is now or later becomes generally available to the public through no fault of the disclosing party, (iii) is available to the public at the time of its receipt by the disclosing party in an unrestricted manner from a third party through no fault of the disclosing party, or (v) is developed independently by the disclosing party without regard to any information received in connection with the transaction contemplated hereby. It is not, however, intended that either party disclose information of the type described in items (i) through (iv) above. If the transaction does not occur, each party agrees to return to the other all original and duplicate copies of written materials provided by the other.

     10. PARTIALLY BINDING EFFECT OF THIS LETTER OF INTENT. The foregoing is not intended to be exhaustive, but merely an outline of the basic terms of a proposal. Other than the provisions of paragraphs 4, 5, 6, 9, and 10 and the cooperation requirement of paragraph 7, which are binding, this Letter of Intent is not intended to and does not create a binding obligation on any party, but is merely for the purpose of setting forth our intentions and providing the basis for the preparation of the Definitive Agreement.

     11. CLOSING. Closing will occur by March 1, 2002.

     12. EARNEST MONEY. On completion of its due diligence, TEAM will deposit into an escrow account reasonably acceptable to both parties the amount of $75,000 to be applied against the purchase price.

     13. TERMINATION FEE. If the transaction contemplated by this Letter of Intent and the Definitive Agreement does not close on or before March 1, 2002, and Strategic has satisfied all of the conditions to effect the transaction in the Definitive Agreement, and TEAM breaches the Definitive Agreement, TEAM shall pay Strategic $300,000 in cash unless Strategic has not used its best efforts to cause, or cause to be taken all things necessary to close the transaction, or Strategic has breached its representations or warranties, or there has been a material adverse change with respect to the Purchased Assets.

     14. WITHDRAWAL. This Letter of Intent shall be deemed withdrawn if not signed by both parties and delivered before the close of business on January 17, 2002 at 5:00 p.m. California time.

                                       TEAM Mucho, Inc.


                                       By:      /s/Jay R. Strauss
                                          -------------------------------------
                                                Jay R. Strauss, Exec. V.P., Law


                                       Strategic Staff Management, Inc.


                                       By:      /s/Sidney R. Ferenc
                                          -------------------------------------
                                                Sidney R. Ferenc, CEO